Exhibit 10.12

CLIENT Agreement

This Client Agreement (the “Agreement”) entered into as of July 22, 2021 (the “Effective Date”) is a binding contract between RenovoRx, Inc. and its affiliates (“you” or “your”) and LS Associates, a division of LifeSci Advisors, LLC (the “Company,” “we,” or “us”). Please read it carefully and, if you agree to and accept all of its terms and conditions, sign the Agreement in the space provided below. You understand that by accessing and using the Company’s Services (as defined herein), you are agreeing to be bound by all of the terms and conditions contained in this Agreement.

1.	Overview and Use of Services

1.1	The Company shall arrange for the provision of one or more professionals (each a “Professional”) to perform certain services for you, up to and including servicing as your Interim CFO (the “Services”).

1.2	The scope of the Services (the “Engagement”) shall be set forth in one or more agreed upon statements of work (each a “Statement of Work”) attached to this Agreement and numbered in sequential order.

1.3	You agree that you will not expand the scope of a Statement of Work without the prior agreement of the Company.

1.4	You agree that you will not use Services to compete with the Company or any of its Services.

1.5	You agree that neither your use of any Services nor this Agreement will prevent the Company from offering or providing Services to any other parties in its sole discretion.

2.	Professionals

2.1	You understand and agree that the Company relies on Professionals to provide accurate information about themselves and is not responsible for the accuracy of biographical information provided by Professionals. The scope and manner of any background checks or other investigations that the Company may undertake with regard to Professionals whom it engages are within the Company’s sole discretion unless otherwise agreed to in writing.

2.2	You understand and agree that Professionals are not employees of the Company, but are independent contractors delivering services to you pursuant to the terms of this Agreement and any agreements between the Company and its Professionals, and that the Company cannot and does not guarantee the quality, accuracy, or completeness of any information any Professional provides to you.

3.	Non-Solicitation of Professionals and the Company’s Personnel

3.1	You agree not to knowingly solicit work of any kind (including but not limited to paid and unpaid advice, information, or content), or propose or agree to any kind of consulting, advisory, directorship, or employment arrangement, with any Professional to whom you are first introduced through the Company, for a period of one (1) year from your most recent Engagement with or including the Professional without first agreeing to pay the Company a placement fee (a “Placement Fee”) equal to twenty percent (20%) of such Professional’s starting annual base salary. The Placement Fee shall be paid to the Company within thirty (30) days of any such Professional’s commencement of employment.

3.2	You agree not to knowingly solicit for employment, or for any consulting arrangement, any employee of the Company, for a period of one year from the termination of this Agreement or any subsequent agreement between you and the Company.

3.3	You agree that you will not pay or compensate a Professional to whom you are first introduced through the Company for the duration of the term set forth in a Statement of Work. and for a period of one year following the conclusion such term. If no term is specified in the Statement of Work, the foregoing restriction shall apply for the Term and for a period of one year following the Term. You will make all payments for the Services directly and exclusively to the Company.

4.	Termination and termination

4.1	The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue for a period of two (2) years from the Effective Date and shall be extended only by mutual written consent of the parties; provided, however, that if a Statement of Work is in effect at such time as this Agreement expires, then the Term shall be extended until the expiration of such Statement of Work. Each Statement of Work attached hereto shall specify the term of such Statement of Work.

4.2	The provisions of the sections (including subsections) of this Agreement entitled Non-Solicitation of Professionals and the Company’s Personnel, Confidentiality, Indemnification, Limitation of Liability, and Miscellaneous Provisions, and Integration and Amendments, shall survive any termination of this Agreement.

4.3	Client may cancel this agreement without cause with thirty (30) days written (email) notice.

5.	Client’s Representations

5.1	You represent and warrant that neither your use of the Services nor any of your discussions with Professionals would cause you to (a) breach any agreement with or other legal obligations to any person or entity, (b) violate any duty or obligation of any kind to, or policy or code of conduct of, any person or entity to which you are bound, or (c) violate any applicable provision of law.

5.2	You represent and warrant that, to the extent any consent or waiver is required before you can permissibly obtain Services or sign this Agreement or a Statement of Work, you have obtained such consent or waiver.

6.	Payment for Services

6.1	The Client shall pay the Company for the Services in accordance with the terms specified in the applicable Statement of Work.

6.2	The Client understands that the Company is not a broker-dealer and as such will not accept any commission-based fees in connection with a securities transaction.

6.3	Unless provided otherwise in a Statement of Work, the Client shall pay the Company within thirty (30) days of receipt of invoice. Invoices shall be emailed or mailed to:

RenovoRx, Inc.

Attn: Tricia McKenzie, Accounting

accounting@renovorx.com

Payment shall be made in US Dollars to:

If by wire:

Bank name and address:

City National Bank

1140 Ave of The Americas

New York, NY 10036

Account number: 665527115

Routing Numbers (wires): 026013958

Account holder’s name: LifeSci Advisors, LLC

If by mail: LifeSci Advisors 250 West 55th Street, 34th Floor New York, NY 10019

7.	Confidentiality

7.1	Each party (the “Receiving Party”) shall hold in trust for the other party (the “Disclosing Party”), and shall not disclose to any person who is not party to this Agreement, any Confidential Information of the Disclosing Party; provided, however, the Receiving Party may disclose such Confidential Information (as defined below) only to the limited extent that such disclosure is absolutely necessary to allow the Receiving Party to perform the Receiving Party’s obligations hereunder.

7.2	The terms, conditions and rates contained in this Agreement shall be considered the Confidential Information of each party, such that each party shall be deemed a Receiving Party with respect to such information. All information and other data in any media whatsoever that relates to the Client’s past, current or future products, research, discovery, development, tests, test results, clinical trials, procedures, inventions, ideas, processes, databases, techniques, designs and other technical data, any other intellectual property, software, and software documentation, as well as all other information and other data which relates in any way to any of the Client’s past, existing, proposed, or budgeted manufacturing, marketing, management, information technology, finances, administration, sales, distribution, undertakings, contracts, or agreements shall be the Client’s Confidential Information such that the Company is the Receiving Party with respect to such information, regardless of whether such information is disclosed to the Company or obtained or generated by the Company in the course of providing Services.

7.3	Confidential Information shall not include information which is (i) previously known to the Receiving Party without obligations of confidentiality; (ii) publicly available through no fault of the Receiving Party; (iii) independently developed by the Receiving Party without reliance on the Confidential Information of the Disclosing Party; or (iv) disclosed to the Receiving Party without obligations of confidentiality by a third party without breach of any obligations of confidentiality. The Receiving Party may disclose Confidential Information without violating its obligations under this Section 7 to the extent that such disclosure is required pursuant to court order, duly authorized subpoena, or applicable laws or regulations, provided that the Receiving Party shall promptly notify the Disclosing Party of such intended disclosure and cooperate in any good faith efforts by the Disclosing Party to obtain a protective order or otherwise limit or protect such disclosure to the extent possible.

7.4	The obligations of this Section 7 shall survive the termination or expiration of this Agreement for a period of seven (7) years. Upon the termination or expiration of this Agreement, the Receiving Party shall deliver to the other, or at the option of the Disclosing Party, destroy all of the Disclosing Party’s Confidential Information, provided that each party shall be entitled to retain one copy of the Confidential Information as necessary for archival purposes and/or as required by law.

8.	Indemnification

8.1	You agree to indemnify and hold harmless the Company and its affiliates, and their respective officers, directors, employees, members, managing members, managers, agents (including Professionals), representatives, successors and assigns from any and all actions, claims, charges, demands, costs, expenses and damages (including attorney’s fees and expenses) and liabilities of any kind whatsoever directly or indirectly resulting from, arising out of or in connection with your use of the Services, your violation of any law or contract arising from or relating to this Agreement or the Services, or your breach or violation of any provision of this Agreement.

9.	Limitation of Liability

9.1	You agree that under no circumstances will the Company or a Professional be liable to you or to any third party for any indirect, incidental, consequential, exemplary or punitive damages arising from or relating to the Services or this Agreement. The Company will not be liable for any claims against you by third parties. In no event shall the maximum cumulative liability of the Company arising from or related to any conduct in connection with this Agreement exceed the fees paid to the Company hereunder. These limitations will apply to any liability arising from any cause of action whatsoever, whether in contract, tort (including negligence), strict liability, or otherwise, even if the Company is advised of the possibility of such costs or damages.

10.	Miscellaneous Provisions

10.1	Governing Law & Arbitration

(a)	This Agreement, as well as any claims arising from or related thereto, shall be governed by and be construed in accordance with the laws of the State of New York without regard to its choice-of-law rules.

(b)	Any dispute, controversy or claim, whether in tort, contract, or otherwise, that arises from or relates to this Agreement, including the arbitrability of any such dispute, controversy or claim, shall be exclusively and finally determined by arbitration before a single arbitrator. The arbitration shall be administered by JAMS pursuant to its Streamlined Rules and Procedures. The enforceability of this arbitration agreement shall be governed by the U.S. Federal Arbitration Act. The venue for all arbitrations shall be New York City, unless the Client is headquartered (i) in Europe, in which case such Client may elect to have the arbitration held in London, England, or (ii) in Asia, in which case such Client may elect to have the arbitration held in Singapore. The language to be used in the arbitration proceeding will be English. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Arbitration shall not be deemed a waiver of the Company’s right to seek injunctive relief in any court of competent jurisdiction as provided for in this Agreement. Each party is responsible for its own legal fees, and the arbitrator may not include the payment of attorneys’ fees or expenses as a part of any award. Arbitrations arising from the same or related claims may be consolidated in one arbitration proceeding. You agree to an arbitration on an individual basis. In any dispute, neither you nor the Company shall be entitled to join or consolidate claims by or against other Clients, or arbitrate any claim as a class representative, class member, or in a private attorney general capacity. If any provision of this arbitration agreement is found unenforceable, the unenforceable provision shall be severed, and the remaining arbitration terms shall be enforced (but in no case shall there be a class arbitration). You and the Company are agreeing to give up any rights to litigate claims in a court or before a jury or to participate in a class action or representative action with respect to a claim. Other rights that you would have if you went to court, such as access to discovery, may also be unavailable or may be limited in arbitration.

10.2	Notices

You and the Company each agree that any notices under this Agreement may be provided electronically. You agree to send any notices under this Agreement to the Company at compliance@lsassociates.com. You agree that notice to you under this Agreement will be considered sufficient if it is emailed to you at the email address in the signature block below.

10.3	Severability

If any provision of this Agreement is determined by any court or other competent authority to be illegal, invalid, or unenforceable to any extent, it will to that extent be severed from the remainder of this Agreement, and the remainder of the Agreement will otherwise continue to be in full effect.

10.4	No Waiver

No delay or failure by any party in exercising any right under this Agreement, nor any partial or single exercise of any right, will constitute a waiver of that right or any other rights under this Agreement. No consent to a breach of any express or implied term of this Agreement constitutes a consent to any other or subsequent breach.

10.5	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.	Complete Agreement

11.1	This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement supersedes all previous agreements, whether written or oral, entered into between the parties.

11.2	No amendment to this Agreement shall be binding upon either party hereto, unless it is in writing and executed on behalf of each party hereto by a duly authorized representative and expressly specified as such.

Signature page follows

IN WITNESS WHEREOF, this Agreement is executed effective as of July 22, 2021.

LS Associates
a Division of LifeSci Advisors, LLC		RenovoRx, Inc.

By:	/s/ Scott Janssen	By:	/s/ Shaun R. Bagai

Name:	Scott Janssen	Name:	Shaun R. Bagai

Title:	Managing Director	Title:	CEO

Email:	compliance@Lsassociates.com	Email:	shaun@renovorx.com

STATEMENT OF WORK # 1_2021

This Statement of Work (“SOW”) by and between LS Associates, a Division of LifeSci Advisors, LLC (“LifeSci”) and RenovoRx, Inc. (“the Client”) and pursuant to the terms of the Master Services Agreement dated July 22, 2021 shall be effective as of July 22, 2021.

1.	DESCRIPTION OF SERVICES

a.	LifeSci is providing Interim CFO consulting services to Client for projects on an as needed basis.

2.	TERM AND TERMINATION

a.	The term of this SOW (the “SOW Term”) shall commence as of the date first written above and shall expire on the twelve (12)-month anniversary of such date unless earlier terminated in accordance with the terms hereof. Unless either party gives notice to the other at least thirty (30) days prior to the expiration of the SOW Term, the SOW Term of this Agreement shall be automatically renewed for successive twelve (12)-month periods.

b.	In the event that either party materially breaches or defaults in the performance or observation of any of the provisions of this Agreement and such breach or default is incapable of cure, or with respect to a material breach or default capable of cure, such breach or default is not cured within thirty (30) days after receiving written notice from the other party specifying such breach or default, the non-defaulting party shall have the right to terminate this Agreement upon written notice to the defaulting party.

c.	Client may cancel this SOW without cause with thirty (30) days written (email) notice.

3.	FEES

a.	LifeSci will bill Client on a monthly basis and based on hours worked by our Professionals at a rate of $400.00 (four hundred US dollars) per hour. LifeSci estimates the monthly fees will be between $20,000 and $25,000 for the first three months of the engagement. For the first three months the fees will be capped at $25,000 unless agreed in writing by Client and by our Professionals. After the first three months, LifeSci will adjust its time in order to meet a monthly fee range of $15,000 per month unless agreed in writing by Client and by our Professionals.

b.	Once engaged, we will work with Client to prepare a specific project plan and monthly fee budget for the workstreams that will be jointly developed, completed, and approved in writing by Client.

IN WITNESS WHEREOF, the parties hereto have executed this SOW as of the day and year first above written. Please confirm that this SOW meets with your approval by signing where indicated below and returning a signed copy of this SOW to LifeSci.

Signature page follows

LS Associates
a Division of LifeSci Advisors, LLC

By:	/s/ Scott Janssen

Name:	Scott Janssen

Title:	Managing Director

Accepted and agreed to as of the date first written above:

RenovoRx, Inc.

By:	/s/ Shaun Bagai

Name:	Shaun R. Bagai

Title:	CEO

-8-